EXHIBIT 10.06

Amendment No. 2 to that certain Convertible Note dated as of July 29, 2004 in the principal sum of $100,000, as amended by Amendment 1, dated March 27, 2008 (“Note”).

For good and valuable consideration, the parties to the Note amend the Note (i) to extend the First Maturity Date and the Final Maturity date to January 1, 2010 so that the entire Principal Sum is due and payable on January 1, 2010 and (ii) to decrease the accrued interest rate so that the Note accrues interest from and after January 1, 2009 at the prime rate of Citibank in effect from time to time plus 2%.

Except as set forth above, the Note is hereby ratified and confirmed in all respects.

Dated: February 12, 2009

Colonial Commercial Corp.

By:	/s/ William Pagano	/s/ Rita Folger
Name:	William Pagano, Chief Executive Officer	Rita Folger